Van Krevel & Company
Certified Public Accountants
Post Office Box 1432
Dublin, Ohio 43017-6432
(614) 761-3743

January 20, 2004

United States Securities and Exchange Commission
Washington, D.C. 20549

          We have read the response that is to be filed on the 8-K in accordance with Item 304 (a) of Regulation S-K, and we agree with the statements made by Gasel Transportation Lines, Inc. in response to that item.

Very truly yours,

Van Krevel & Company

By

/s/         Patricia Van Krevel, CPA